Exhibit 99.1

Oxford Immunotec Reports First Quarter 2016 Financial Results

●	First quarter revenue of $17.1 million, increased 24% compared to prior year period

●	Over 7 million cumulative tests sold through the end of the quarter

OXFORD, United Kingdom and MARLBOROUGH, Mass., May 3, 2016 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced first quarter 2016 financial results.

“We are very happy with our first quarter financial and operating results,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "Our sales performance was in line with our expectations, with solid growth coming from our United States and Asia geographies.”

By revenue type, total revenues were, in millions:

	Three Months Ended March 31,
	2016	2015	Percent Change

Product	$8.1	$7.1	14%
Service	9.0	6.7	34%
Total Revenue	$17.1	$13.8	24%

By geography, total revenues were, in millions:

	Three Months Ended March 31,
			Percent Change
	2016	2015	As Reported	Constant Currency (1)

United States	$8.7	$6.4	37%	37%
Europe & ROW	1.6	1.7	-8%	-3%
Asia	6.8	5.7	19%	15%
Total Revenue	$17.1	$13.8	24%	23%

(1) We evaluate our revenue on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates.

First Quarter 2016 Financial Results

Revenue for the first quarter of 2016 was $17.1 million, representing 24% growth over the first quarter 2015 revenue of $13.8 million. On a constant currency basis, revenue growth was 23% versus the prior year period.

2016 first quarter product revenue was $8.1 million representing a 14% increase from product revenue of $7.1 million in the first quarter of 2015. The increase in product revenue was primarily attributable to growth in Asia. Service revenue for the first quarter of 2016 was $9.0 million, up 34% from the 2015 first quarter revenue of $6.7 million. The increase in service revenue was primarily driven by growth in the United States.

United States revenue was $8.7 million in the first quarter of 2016 representing 37% growth over the same period's revenue of $6.4 million in the prior year. Growth was driven primarily by volume increases in the institutional and patient testing segments.

Europe & ROW revenue was $1.6 million in the first quarter of 2016 representing an 8% decrease compared to first quarter of 2015. On a constant currency basis, Europe & ROW decreased 3% versus the first quarter of 2015.

Asia revenue was $6.8 million in the first quarter of 2016 representing 19% growth over 2015 first quarter revenue of $5.7 million. On a constant currency basis, Asia grew 15% versus the first quarter of 2015. The increase was driven by continued strong growth in Japan. China growth was more muted due to the timing of orders in 2015.

Gross profit for the first quarter of 2016 was $8.9 million, an increase of $1.8 million over gross profit of $7.1 million in the same period of 2015. Gross margin was 52.3%, an increase of 50 basis points from the gross margin of 51.8% in the first quarter of 2015. The increase in gross margin was primarily due to mix and lower kit costs associated with increased volume, offset by the costs associated with ongoing process refinement in our Memphis laboratory as well as the ongoing investment into broadening our service capabilities.

Operating expenses were $16.1 million in the first quarter of 2016, an increase of $2.4 million compared to $13.7 million in the same period last year. The increase in operating expenses was primarily due to headcount increases related to both sales and marketing and general and administrative functions, as well as increased costs from clinical studies performed during the quarter.

EBITDA for the fourth quarter was $(6.4) million compared to $(5.8) million in the first quarter of 2015. Adjusted EBITDA was $(5.8) million for the first quarter compared to $(5.0) million in the same period in 2015. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the first quarter of 2016 was $7.0 million, or $0.32 per share, compared to $6.3 million, or $0.31 per share, in the first quarter of 2015. Net loss per share was based on 22,284,392 and 20,331,411 weighted average ordinary shares outstanding for the first quarters of 2016 and 2015, respectively.

Cash and cash equivalents were $68.7 million as of March 31, 2016 compared to $83.7 million as of December 31, 2015. Cash usage during the quarter was in line with expectations. The first quarter typically has the highest cash usage as a result of the pre-payment of royalties and payment of year-end bonuses.

Business Outlook

We expect to report full year 2016 revenue of between $74 and $77 million, representing 18%-23% year-over-year growth.

We expect to report revenue of between $17.4 and $18.2 million for the second quarter of 2016.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, May 3, 2016 at 8:00 a.m. Eastern Time to discuss its first quarter 2016 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 89843505 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The T-SPOT.CMV test and the T-SPOT.PRT test are the Company's second and third products and part of a series of products intended for the transplantation market. In addition to these three products, the Company has an additional six active development programs, each of which leverages our T cell, B cell and innate immune measuring technology. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the "Risk Factors" section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec's business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries: Caroline Crawley
Oxford Immunotec
Tel: +44 1235 442796
ccrawley@oxfordimmunotec.com

For Investor Inquiries:Rick Altieri
Chief Financial Officer
Oxford Immunotec
Tel: +1 (508) 573-9953
raltieri@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0501
oxfordimmunotec@westwicke.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended March 31,
(in thousands, except share and per share data)	2016	2015
Revenue
Product	$8,138	$7,122
Service	8,972	6,679
Total revenue	17,110	13,801
Cost of revenue
Product	3,293	3,070
Service	4,872	3,585
Total cost of revenue	8,165	6,655
Gross profit	8,945	7,146
Operating expenses:
Research and development	3,076	2,359
Sales and marketing	8,480	7,441
General and administrative	4,583	3,867
Total operating expenses	16,139	13,667
Loss from operations	(7,194)	(6,521)
Other income (expense):
Interest expense, net	(17)	(15)
Foreign exchange gains	363	165
Other (expense) income	(166)	107
Loss before income taxes	(7,014)	(6,264)
Income tax expense	35	47
Net loss	$(7,049)	$(6,311)
Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.32)	$(0.31)
Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	22,284,392	20,331,411

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended March 31,
(in thousands)	2016	2015
Net loss	$(7,049)	$(6,311)
Income tax expense	35	47
Interest expense, net	17	15
Depreciation and amortization	581	453
EBITDA	(6,416)	(5,796)

Reconciling items:
Share-based compensation expense	1,104	875
Unrealized exchange gains	(522)	(156)
Change in fair value of contingent purchase price consideration	55	47
Adjusted EBITDA	$(5,779)	$(5,030)

(1) Adjusted EBITDA is a non-GAAP measure that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that Adjusted EBITDA provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of Adjusted EBITDA is not made in accordance with U.S. GAAP, and our computation of Adjusted EBITDA may vary from others in the industry. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	March 31,	December 31,
(in thousands, except share and per share data)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$68,731	$83,715
Accounts receivable, net	8,427	7,058
Inventory	8,479	7,099
Prepaid expenses and other	3,439	3,592
Total current assets	89,076	101,464
Restricted cash, non-current	80	80
Property and equipment, net	6,526	6,284
In-process research and development	1,855	1,782
Goodwill	47	45
Other intangible assets, net	163	179
Other assets	20	18
Total assets	$97,767	$109,852

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,595	$3,799
Accrued liabilities	6,785	9,949
Deferred income	106	1,654
Current portion of loans payable	80	79
Total current liabilities	9,566	15,481
Long-term portion of loans payable	366	386
Contingent purchase price consideration	1,403	1,293
Total liabilities	11,335	17,160

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at March 31, 2016 and December 31, 2015, and 22,566,475 and 22,549,488 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	243	243
Additional paid-in capital	245,148	244,033
Accumulated deficit	(153,356)	(146,307)
Accumulated other comprehensive loss	(5,603)	(5,277)
Total shareholders’ equity	86,432	92,692
Total liabilities and shareholders’ equity	$97,767	$109,852